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                                                                      EXHIBIT 11


Earnings Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements. The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

                                                                  Three
                                                       Year       Months             Year Ended
                                                       Ended      Ended             September 30,
                                                      Dec. 31,   Dec. 31,   ----------------------------
                                                        1997       1996         1996           1995
                                                     ----------  ---------  -------------  -------------
                                                          (In thousands, except per share data)
Numerator:
 Net income                                          $   10,249      1,079          3,074          4,459
Denominator:
 Basic earnings per share-weighted average shares     7,569,751  4,042,628      4,029,553      3,993,867
 Effect of dilutive securities-stock options            545,245    182,130        170,037        165,580
 Diluted earnings per share-adjusted weighted
  average shares                                      8,114,996  4,224,758      4,199,590      4,159,447
Basic earnings per share                             $     1.35       0.27           0.76           1.12
Diluted earnings per share                           $     1.26       0.26           0.73           1.07

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